As filed with the Securities and Exchange Commission on June 25, 2020

File No. 333-223504

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NACCO INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3630	34-1505819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5875 Landerbrook Drive, Suite 220

Cleveland, Ohio 44124-4069

(440) 229-5151

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Neumann, Esq.

Vice President, General Counsel and Secretary

NACCO Industries, Inc.

5875 Landerbrook Drive, Suite 220

Cleveland, Ohio 44124-4069

(440) 229-5151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew C. Thomas, Esq.

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

(216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public: Not applicable. This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT AND

DEREGISTRATION OF SECURITIES

On March 7, 2018, NACCO Industries, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-4, Registration No. 333-223504, declared effective March 28, 2018, as further amended by the Post-Effective Amendment No. 1, declared effective on March 25, 2019, and as further amended by the Post-Effective Amendment No. 2 filed on March 4, 2020 (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission.

Pursuant to the Registration Statement, the selling stockholder named therein offered to transfer from time to time up to 100,000 shares of the Company’s Class A common stock, par value $1.00 per share, on a share-for-share basis, upon receipt, from time to time of shares of the Company’s Class B common stock, par value $1.00 per share, from holders of the Company’s Class B common stock that (i) are parties to the Amended and Restated Stockholders’ Agreement, dated as of September 29, 2017 (as amended, the “Stockholders’ Agreement”), by and among the holders of the Company’s Class B common stock signatories thereto, the Company and the Depository (as defined therein), and (ii) are permitted to transfer those shares to the selling stockholder pursuant to the Company’s Restated Certificate of Incorporation and the Stockholders’ Agreement (such transfers, the “Exchanges”).

The selling stockholder has determined at this time to discontinue the Exchanges pursuant to the Registration Statement. The Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 3 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on June 25, 2020.

NACCO INDUSTRIES, INC.

By:	/s/ Matthew J. Dilluvio
Matthew J. Dilluvio
Associate Counsel and Assistant Secretary

Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement.